Exhibit 99.1

Agreement of Joint Filing

     Pursuant to 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the “Statement”) to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Aether Systems, Inc.

/s/ David C. Reymann Name: David C. Reymann Title: Secretary

Aether Capital, LLC By: Aether Systems, Inc., its sole member

/s/ David C. Reymann Name: David C. Reymann Title: Secretary

/s/ David S. Oros Name: David S. Oros